UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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FOG CUTTER CAPITAL GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1410 SW Jefferson Street

Portland, OR 97201-2548

November 4, 2005

Dear Stockholder:

You are cordially invited to the 2005 Annual Meeting of Stockholders of Fog Cutter Capital Group Inc., to be held on December 15, 2005 at 10:00 a.m. Pacific Time at 1901 Avenue of the Stars, Suite 1100, Los Angeles, California.

At the Annual Meeting, you will be asked to elect five directors to the Board of Directors of the Company and ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 are enclosed. I hope you will read them carefully. Also enclosed with this letter is a proxy authorizing officers of the Company to vote your shares for you if you do not attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting, I urge you to complete, date and sign your proxy and return it in the enclosed addressed, postage-paid envelope, as a quorum of the stockholders must be present at the Annual Meeting, either in person or by proxy.

Your immediate attention to the mailing of this proxy is requested.

Yours truly,
/s/ DONALD J. BERCHTOLD
Donald J. Berchtold
Chief Executive Officer

FOG CUTTER CAPITAL GROUP INC. • P.O. Box 2665 • Portland, OR 97208-2665

1410 SW Jefferson Street, Portland, OR 97201-2548 • Phone 503-721-6500 • Email: info@fccgi.com

1410 SW Jefferson Street

Portland, OR 97201-2548

NOTICE OF ANNUAL MEETING

The 2005 Annual Meeting of Stockholders of Fog Cutter Capital Group Inc., a Maryland corporation, will be held on December 15, 2005 at 10:00 a.m. Pacific Time at 1901 Avenue of the Stars, Suite 1100, Los Angeles, California, for the following purposes:

1.    To elect five directors to the Board of Directors of the Company to serve until the 2006 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.    To ratify the appointment of UHY LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005; and

3.    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements.

The Board of Directors has fixed the close of business on October 21, 2005 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponements.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. The proxy is revocable at any time prior to its use.

By Order of the Board of Directors,

R. Scott Stevenson
Chief Financial Officer

FOG CUTTER CAPITAL GROUP INC. • P.O. Box 2665 • Portland, OR 97208-2665

1410 SW Jefferson Street, Portland, OR 97201-2548 • Phone 503-721-6500 • Email: info@fccgi.com

FOG CUTTER CAPITAL GROUP INC.
1410 SW JEFFERSON STREET
PORTLAND, OR 97201-2548

ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 15, 2005

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

The accompanying proxy is solicited by the Board of Directors of Fog Cutter Capital Group Inc., a Maryland corporation (the “Company”), for use at the 2005 Annual Meeting of Stockholders to be held at 1901 Avenue of the Stars, Suite 1100, Los Angeles, California, on December 15, 2005, at 10:00 a.m. Pacific Time, and at any adjournment or postponements thereof (the “Annual Meeting”). If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Directors’ recommendations. The Company is not aware, as of the date of this proxy statement, of any matters to be voted on at the Annual Meeting other than as stated in this proxy statement and the accompanying notice of Annual Meeting of stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

This proxy statement and accompanying proxy were first sent to stockholders on or about November 4, 2005.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Secretary) a written notice of revocation on a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Only stockholders of record at the close of business on October 21, 2005 are entitled to vote at the Annual Meeting. Each outstanding share of common stock, par value $0.0001 per share (“Common Stock”), of the Company is entitled to one vote. On the record date, there were 7,957,428 shares of Common Stock outstanding.

The Company will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by regular employees of the Company in person, or by mail, courier, telephone or facsimile. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Expenses for the solicitation are estimated to be approximately $5,000, plus other reasonable expenses.

At the Annual Meeting, stockholders will vote on the election of five directors (Proposal 1) and the ratification of the selection of the Company’s independent registered public accounting firm (Proposal 2).

Stockholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast at the Annual Meeting, present in person or by proxy, is required to ratify the appointment of the Company’s independent registered public accounting firm. With regard to the election of directors, if a quorum is present, then the five nominees receiving the greatest number of the votes cast at the Annual Meeting will be elected directors. Stockholders are not entitled to cumulate votes in electing directors.

An abstention occurs when a stockholder affirmatively instructs the vote to be withheld (by checking the “abstain” or “withhold authority” to vote box on the proxy card) or when a stockholder who has not given a proxy is present at a meeting and does not cast a ballot. Shares subject to abstentions and broker nonvotes are considered to be present at the Annual Meeting, and are therefore counted toward establishing the presence of a quorum. Abstentions are not treated as votes cast, however, so abstentions will have no effect on the election of directors, which outcome is determined by a plurality of the votes cast, or on the proposal to ratify the appointment of the independent registered public accounting firm, which outcome is determined by a majority of the votes cast.

Any bank, broker or other fiduciary which holds shares of Common Stock for the account of a customer who is the beneficial owner of those shares, and which does not receive specific instructions from the customer on how to vote, has the power to vote those shares at its discretion in the election of directors, for the ratification of the appointment of the independent registered public accounting firm and for other routine matters for which it has not received voting instructions. Fiduciaries do not have discretionary voting authority, however, with respect to nonroutine matters. A “broker nonvote” occurs when a fiduciary may not vote, or give a proxy to vote, a customer’s shares because the customer did not provide voting instructions with respect to a nonroutine matter. Because fiduciaries will have discretionary voting authority with respect to the election of directors and the ratification of the appointment of the independent registered public accounting firm, there will be no broker nonvotes with respect to those matters.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of September 30, 2005, the Company had outstanding 7,957,428 shares of Common Stock, which are the only outstanding voting securities of the Company.

The following table sets forth, as of September 30, 2005, the beneficial ownership of the Common Stock with respect to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer of the Company named in the Summary Compensation Table of this proxy statement, and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Andrew A. Wiederhorn, Chief Strategic Officer, Treasurer, Secretary, Director(3)	2,419,849	(4)	28.2%
Tiffany A. Wiederhorn	1,789,849	(5)	22.5
TTMM, L.P.	991,709	(6)	12.4
Donald J. Berchtold, Chief Executive Officer, Director(7)	674,445	(8)	8.43
Richard Terrell	562,100	(9)	7.1
Patrick Terrell	470,000	(10)	5.9
Clarence B. and Joan F. Coleman	423,189		5.3
Don H. Coleman, Chairman of the Board	65,491	(11)	*
R. Scott Stevenson, Senior Vice President, Chief Financial Officer	96,058	(12)	*
Matthew Green, Vice President	26,667	(13)	*
David Dale-Johnson, Chief Investment Officer, Director	50,842	(14)	*
K. Kenneth Kotler, Director	35,667	(15)	*
M. Ray Mathis, Director	28,667	(16)	*
Lisa M. Colacurcio, Former Vice President(17)	—		—
All directors and executive officers as a group (8 persons)	3,426,686	(18)	43.1%

*                    Less than one percent.

(1)          The address for each stockholder is c/o Fog Cutter Capital Group Inc., 1410 SW Jefferson Street, Portland, Oregon 97201-2548.

(2)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants exercisable within 60 days of September 30, 2005 are deemed outstanding for computing the amount and percentage beneficially owned by the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person or group. Except as noted, each stockholder has sole voting and investment power with respect to all shares beneficially owned by such stockholder.

(3)          Mr. Wiederhorn returned to the Company from a leave of absence as Chief Strategic Officer in October 2005. He previously served as Chief Executive Officer from the Company’s formation to June 2004, and served as Co-Chief Executive Officer from June 2004 to August 2004. The Company expects that Mr. Wiederhorn will resume his role as Chairman of the Board and Chief Executive Officer on or about November 22, 2005.

(4)          Represents (a) 630,000 shares of Common Stock issuable upon the exercise of options exercisable currently or within 60 days of September 30, 2005, (b) 356,654 shares of Common Stock held directly by Mr. Wiederhorn’s spouse, Tiffany Wiederhorn, (c) 991,709 shares of Common Stock owned by

TTMM, L.P., a partnership controlled by Ms. Wiederhorn, (d) 12,882 shares of Common Stock held by the Tiffany A. Wiederhorn Grantor Retained Annuity Trust I, with respect to which Ms. Wiederhorn exercises voting and investment power, (e) 250,000 shares of Common Stock held by the Tiffany A. Wiederhorn Grantor Retained Annuity Trust II, with respect to which Ms. Wiederhorn exercises voting and investment power, (f) 13,826 shares of Common Stock owned by W.M. Starlight Investments, LLC, a limited liability company of which Ms. Wiederhorn is the manager and majority owner, and (g) an aggregate of 164,778 shares of Common Stock owned by Mr. and Ms. Wiederhorn’s minor children, which are held in custody for the benefit of such minor children pursuant to arrangements that do not give Mr. Wiederhorn voting or investment power over such shares. Mr. Wiederhorn may be deemed to share voting power and investment power with respect to all such shares of Common Stock with the other beneficial owners thereof and may be deemed to be the beneficial owner of all such shares of Common Stock. Mr. Wiederhorn disclaims beneficial ownership of all shares of Common Stock not held directly by him. Excludes 112,500 shares of Common Stock that were allocated to Mr. Wiederhorn by a Long-Term Vesting Trust established for the benefit of certain employees and directors of the Company (the “Trust”), but that will not have vested or be deliverable to Mr. Wiederhorn within 60 days of September 30, 2005. Excludes the remaining 582,000 shares of Common Stock held in the Trust, which have been allocated to other employees or Directors of the Company, or have not been allocated. Although Mr. Wiederhorn acts as a Trustee for the Trust, he does not have any beneficial ownership, voting power or investment power over the shares of Common Stock remaining in the Trust or allocated to other employees or Directors.

(5)          Represents (a) 356,654 shares of Common Stock held directly by Ms. Wiederhorn, (b) 991,709 shares of Common Stock owned by TTMM, L.P., a partnership controlled by Ms. Wiederhorn, (c) 12,882 shares of Common Stock held by the Tiffany A. Wiederhorn Grantor Retained Annuity Trust I, with respect to which Ms. Wiederhorn exercises voting and investment power, (d) 250,000 shares of Common Stock held by the Tiffany A. Wiederhorn Grantor Retained Annuity Trust II, with respect to which Ms. Wiederhorn exercises voting and investment power, (e) 13,826 shares of Common Stock owned by W.M. Starlight Investments, LLC, a limited liability company of which Ms. Wiederhorn is the manager and majority owner, and (f) an aggregate of 164,778 shares of Common Stock owned by Mr. and Ms. Wiederhorn’s minor children, which are held in custody for the benefit of such minor children pursuant to arrangements that do not give Ms. Wiederhorn voting or investment power over such shares. Ms. Wiederhorn may be deemed to share voting and investment power with respect to all such shares of Common Stock with the other beneficial owners thereof and may be deemed to be the beneficial owner of all such shares of Common Stock. Ms. Wiederhorn disclaims beneficial ownership of all shares of Common Stock not held directly by her.

(6)          TTMM, L.P. shares voting power and investment power with Andrew Wiederhorn and Tiffany Wiederhorn over such shares.

(7)          Mr. Berchtold has served as Chief Executive Officer of the Company since August 2004 and as Co-Chief Executive Officer from June 2004 to August 2004. Upon Mr. Wiederhorn’s resuming his role as Chief Executive Officer, which is anticipated to occur on or about November 22, 2005, Mr. Berchtold will resume his role as Senior Vice President, which position he previously held from October 1999 to June 2004.

(8)          Includes 61,040 shares of Common Stock held by Mr. Berchtold and 43,333 shares of Common Stock issuable upon the exercise of options exercisable currently or within 60 days of September 30, 2005. Also includes 164,778 shares of Common Stock held by Mr. Berchtold as trustee of trusts for certain minor children, 396,170 shares of Common Stock owned by an entity which is managed by Mr. Berchtold, 2,462 shares of Common Stock held by Mr. Berchtold’s spouse, 1,984 shares of Common Stock held by Mr. Berchtold’s spouse as trustee of trusts for certain minor children and 4,678 shares of Common Stock owned by Mr. Berchtold’s dependent son. Mr. Berchtold may be deemed to share voting and investment power over such shares. Mr. Berchtold disclaims beneficial ownership of such shares. Excludes 5,000 shares of Common Stock that were allocated to Mr. Berchtold by the Trust but that will not have vested or be deliverable to Mr. Berchtold within 60 days of September 30, 2005.

(9)          Based on information obtained from a Schedule 13G filed with the Securities and Exchange Commission. Consists of (i) 537,600 shares of Common Stock held directly by Mr. Richard Terrell, and (ii) an aggregate of 24,500 shares of Common Stock held by trusts for minor children, of which Mr. Terrell is trustee and of which shares Mr. Terrell disclaims beneficial ownership.

(10)   Based on information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended.

(11)   Includes 25,167 shares of Common Stock issuable upon the exercise of options exercisable currently or within 60 days of September 30, 2005.

(12)   Includes 93,333 shares of Common Stock issuable upon the exercise of options exercisable currently or within 60 days of September 30, 2005.

(13)   Represents shares of Common Stock issuable upon the exercise of options exercisable currently or within 60 days of September 30, 2005.

(14)   Includes 49,833 shares of Common Stock issuable upon the exercise of options exercisable currently or within 60 days of September 30, 2005.

(15)   Includes 25,667 shares of Common Stock issuable upon the exercise of options exercisable currently or within 60 days of September 30, 2005.

(16)   Includes 21,667 shares of Common Stock issuable upon the exercise of options exercisable currently or within 60 days of September 30, 2005.

(17)   Ms. Colacurcio resigned as Vice President of the Company in December 2004.

(18)   Includes 919,667 shares of Common Stock issuable upon the exercise of options exercisable currently or within 60 days of September 30, 2005.

Arrangements That Could Result in a Change in Control

Wiederhorn Assignment and Voting Agreement.   Pursuant to an Amended and Restated Assignment and Voting Agreement, entered into as of May 13, 2004 (the “Wiederhorn Assignment and Voting Agreement”), by and among Tiffany Wiederhorn, TTMM, L.P. and WM Starlight Investments, LLC (collectively, the “Tiffany Wiederhorn Entities”) and Mr. Wiederhorn, the Tiffany Wiederhorn Entities agreed to vote their Common Stock in the manner specified by Mr. Wiederhorn during the term of the Wiederhorn Assignment and Voting Agreement, which will terminate upon the earlier to occur of the fifth anniversary of the Wiederhorn Assignment and Voting Agreement and any date on which Mr. Wiederhorn is no longer the Chairman of the Board of Directors and Mr. Wiederhorn’s employment agreement has been terminated by the Company.

Coleman/Wiederhorn Letter Agreement.   Pursuant to a letter agreement dated April 30, 2004 (the “Coleman/Wiederhorn Letter Agreement”), Andrew A. Wiederhorn and Clarence B. Coleman agreed that (a) Mr. Coleman would, with some exceptions, retain ownership of 100,000 shares of Common Stock until at least March 1, 2005, (b) Mr. Coleman may put (the “Coleman Put”) the 100,000 shares to Mr. Wiederhorn at a price of $5.40 per share upon written notice at least 30 days prior to the closing date specified in the notice, which may not occur before March 1, 2005 nor later than March 31, 2005, and (c) Mr. Wiederhorn may assign the Coleman Put to the Company at any time. The Coleman Put has not been assigned to the Company and the Company has not agreed to accept such an assignment.

Mr. Wiederhorn has received a notice of exercise from Mr. Coleman. Mr. Coleman and Mr. Wiederhorn are currently in discussions regarding the terms of an extension of the option period, among other terms.

Coleman Foundation/Wiederhorn Letter Agreement.   Pursuant to a letter agreement dated July 9, 2004, Andrew A. Wiederhorn and the Clarence and Joan Coleman Charitable Foundation (the “Foundation”) agreed that (a) the Foundation would, with some exceptions, retain ownership of 323,000 shares of Common Stock (the “Foundation Shares”) until at least October 31, 2005, (b) the Foundation may put (the “Foundation Put”) the Foundation Shares to Mr. Wiederhorn at a price of $5.40 per share upon written notice at least 30 days prior to the closing date specified in the notice, which may not occur before October 31, 2005 nor later than November 29, 2005, and (c) Mr. Wiederhorn may assign the Foundation Put to the Company at any time. The Foundation Put has not been assigned to the Company and the Company has not agreed to accept an assignment. Mr. Wiederhorn has received a notice of exercise from Mr. Coleman and the Foundation. The Foundation and Mr. Wiederhorn are currently in discussions regarding the terms of an extension of the option period, among other terms.

The foregoing summaries of the Wiederhorn Assignment and Voting Agreement and the Coleman/Wiederhorn Agreement are qualified in their entireties by reference to such agreements, which were filed as exhibits to Schedules 13D, as amended, filed with the Securities and Exchange Commission.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect five directors to the Board of Directors, each to serve until the 2006 Annual Meeting of Stockholders or until their successors are elected and qualified. If a nominee is unable or unwilling to serve, the shares to be voted for such nominee that are represented by proxies will be voted for any substitute nominee designated by the Board of Directors. The Company’s Nominating Committee has determined that each of Messrs. Coleman, Kotler and Mathis are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

If a quorum is present at the Annual Meeting, the five nominees receiving the highest number of votes cast, in person or by proxy, will be elected to serve as directors. Abstentions and broker nonvotes will have no effect on the election of directors. The Board of Directors recommends a vote “FOR” of the nominees for director listed below. If not otherwise specified, proxies will be voted “FOR” of the nominees for director listed below.

The names of the nominees, their ages as of September 30, 2005, and other information about them is set forth below:

Name of Nominee	Position	Age
Donald J. Berchtold	Director and Chief Executive Officer	60
Don H. Coleman	Chairman of the Board	67
K. Kenneth Kotler	Director	53
M. Ray Mathis	Director	66
Andrew A. Wiederhorn	Director and Chief Strategic Officer	39

Mr. Berchtold has been a director since March 2004 and has served as Chief Executive Officer since August 2004. From June 2004 to August 2004, Mr. Berchtold was Co-Chief Executive Officer. Upon Mr. Wiederhorn’s resuming his role as Chief Executive Officer, which is anticipated to occur on or about November 22, 2005, Mr. Berchtold will resume his duties as Senior Vice President, which position he has held from October 1999 to June 2004. From October 1991 to October 1999, Mr. Berchtold was senior vice president of Wilshire Financial Services Group Inc. (“WFSG”), a public company principally engaged in mortgage loan purchasing and investing in mortgage-backed securities. From 1975 to October 1991, Mr. Berchtold was a consultant and owner/operator of several companies. Mr. Berchtold holds a B.Sc. degree in Finance and Marketing from Santa Clara University. Mr. Berchtold is Mr. Wiederhorn’s father-in-law.

Don H. Coleman has been a director of the Company since October 2001 and Co-Chairman of the Board from June 2004 to April 2005 and sole Chairman of the Board since April 2005. Mr. Coleman has been chief operating officer of Eagle Telephonic Inc., a designer and manufacturer of telephonic switches, since January 2000. From 1992 to 1998, Mr. Coleman was a Vice President of International Communication Technologies Inc., a founder of and partner in several private telephone service provider companies in foreign countries. From 1988 to 1993, Mr. Coleman was chief executive officer of Liquid Spring Technologies, Inc., a developer of advanced suspension systems for cars and trucks. From 1983 to 1985, Mr. Coleman was chief executive officer of Clarion Corporation of America, a manufacturer and supplier of automotive sound systems and electronics to original equipment manufacturers and the aftermarket. Mr. Coleman holds B.A. and M.B.A. degrees from Stanford University.

K. Kenneth Kotler has been a director of the Company since October 2001. Mr. Kotler is an attorney whose practice primarily deals with commercial litigation matters.

M. Ray Mathis has been a director of the Company since January 2003. In 2004, Mr. Mathis founded The Mathis Group, LLC, which consults on business security issues, corporate due diligence, pre-employment background checks and other business-related issues. From 1994 to 2002, Mr. Mathis was executive director for the Portland Oregon Citizens Crime Commission, an advocate for business to reduce crime in the community. Mr. Mathis served for 20 years as an FBI special agent, most recently as a branch chief for NATO from 1986 to 1989. From 1989 to 1990, he was the European systems director of security for Pan American Airlines. Mr. Mathis holds a B.B.A. degree from the University of Texas at Austin. He also currently serves on the board of directors of a nonprofit organization in Portland, Oregon.

Andrew A. Wiederhorn has been a director, the Treasurer and the Secretary of the Company since its formation, and is expected to resume his service as Chairman of the Board and Chief Executive Officer in November 2005. Mr. Wiederhorn has been the Chief Strategic Officer of the Company since August 2004. He served as Chairman and Chief Executive Officer from the Company’s formation until June 2004 and as Co-Chairman and the Co-Chief Executive Officer from June 2004 to August 2004. Until August 1999, Mr. Wiederhorn was also chairman of the board of directors, chief executive officer, secretary and treasurer of WFSG. In 1987, Mr. Wiederhorn founded Wilshire Credit Corporation, and served as its and certain of its subsidiaries chief executive officer until August 1999. Mr. Wiederhorn holds a B.S. degree in Business Administration from the University of Southern California. Mr. Wiederhorn is the son-in-law of Mr. Berchtold. From August 2004 to October 2005, Mr. Wiederhorn took a leave of absence from the Company.

Involvement in Certain Legal Proceedings

Capital Consultants, L.L.C.

On June 3, 2004, the Company announced that Mr. Wiederhorn, then Chief Executive Officer and Chairman of the Board, had entered into a settlement (the “Settlement”) with the United States Attorney’s Office for the District of Oregon (“USAODO”) regarding its investigation into the failure of Capital Consultants, L.L.C. (“CCL”) and would take a leave of absence from his corporate positions at the Company. Under the Settlement terms, Mr. Wiederhorn pled guilty on June 3, 2004 to two federal counts and was sentenced to 18-months incarceration and fined $2.0 million. The charges to which Mr. Wiederhorn has pled guilty pursuant to the Settlement are not based upon any acts or omissions involving the Company or of Mr. Wiederhorn in his capacity as an officer or director of the Company.

On June 2, 2004, the Company and Mr. Wiederhorn entered into a leave of absence agreement. In entering into the leave of absence agreement, the Board of Directors considered the nature of the statutes to which Mr. Wiederhorn pled and the fact that he relied on the advice of expert legal counsel and a national accounting firm. The Board also believed it was important to assure Mr. Wiederhorn’s return to active involvement with the Company because of his expertise and knowledge of the Company’s business and investments.

Mr. Wiederhorn began his leave of absence on August 2, 2004 and returned to active service with the Company in October 2005 as Chief Strategic Officer. It is anticipated that Mr. Wiederhorn will resume his role as Chairman of the Board and Chief Executive Officer on or about November 22, 2005.

Nasdaq Delisting

Effective October 14, 2004, the Company’s Common Stock began trading in the over-the-counter market on the OTC “pink sheets.” Prior to October 14, 2004, the Company’s Common Stock was quoted on the NASDAQ National Market. On July 20, 2004, the Company was notified by NASDAQ of a staff determination to delist the Common Stock effective July 29, 2004. The Company challenged the staff determination and requested an oral hearing by a Listing Qualifications Panel to review the staff’s conclusions. A hearing was held on September 9, 2004, and, on October 12, 2004, the Company was

notified by NASDAQ that the Listing Qualifications Panel upheld the staff determination. The Company’s Common Stock was delisted from the NASDAQ National Market on October 14, 2004. The Company requested a review of the Listing Qualifications Panel’s decision by NASDAQ’s Listing and Hearing Review Council. On February 16, 2005, the Company received notice that the NASDAQ Listing and Hearing Review Council had upheld the Panel’s decision. On April 21, 2005, the Board of Governors of NASDAQ approved the decision of the NASDAQ Listing and Hearing Review Council, and the NASDAQ decision became final. The Company is appealing the decision to the Securities and Exchange Commission. There can be no assurance that an appeal will be successful.

Derivative Action

On July 6, 2004, a holder of the Company’s Common Stock, Jeff Allan McCoon, derivatively, on behalf of the Company, filed a lawsuit in the Circuit Court for the State of Oregon (Multnomah County), which named the Company and all of its directors as defendants. The lawsuit, as amended, alleges that the Company’s Board of Directors breached its duty to the Company in a number of ways, including by: (a) entering into the leave of absence agreement with Mr. Wiederhorn; (b) purchasing and exercising a Call Option with Andrew Wiederhorn for 423,245 shares of Common Stock; (c) purchasing 330,500 shares of Common Stock from Clarence Coleman; and (d) authorizing and/or allowing the Company to incur various expenses (including alleged excessive compensation and fringe benefits for Company employees and the directors themselves). The lawsuit generally seeks the recovery of all payments made to Mr. Wiederhorn under the leave of absence agreement (claimed to be $6.6 million), and unspecified damages as a result of the other transactions alleged above, plus attorneys’ fees and costs. The lawsuit also asks that the directors implement changes in corporate governance. The Company’s directors have indemnity agreements with the Company and have asserted the right to indemnification from the Company under those indemnity agreements for the expenses incurred in connection with the lawsuit. The Company has incurred expenses under the indemnity agreements and also may derive benefits if the plaintiff’s claims are successful. There can be no assurance regarding the outcome of the lawsuit.

George Elkins Mortgage Banking Company

On August 11, 2004, the Company received a notice from the minority shareholders of George Elkins Mortgage Banking Company (“George Elkins”) stating that the minority stockholders believed that a Change in Control Transaction (as defined in the original purchase agreements between the Company and George Elkins) had occurred as a result of Mr. Wiederhorn’s leave of absence. The notice also stated that unless the Change in Control Transaction was corrected within 120 days, the minority stockholders intended to exercise their rights to purchase the interests held by the Company in accordance with the formula outlined in the Operating Agreement.

The Company disputes the claim that a Change in Control Transaction occurred as a result of Mr. Wiederhorn’s leave of absence agreement. The Company believes that the market value of its investment in George Elkins is greater than the amount of the buyback formula. In the event, however that the Company is unsuccessful in defending this position, an analysis of the economic effect of the buyback formula indicates that the Company would not incur a loss on the transaction. As a result, no reserves are required due to the receipt of the notice.

The 120-day correction period under the notice has lapsed, and the minority stockholders have not sought to exercise their rights to purchase the interests held by the Company. Mr. Wiederhorn has returned from the leave of absence. The Company believes that this matter is settled, however, there can be no assurance that the minority stockholders will not seek to exercise these rights in the future.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2004, the Board of Directors met 20 times. Other than Mr. Wiederhorn, who was on a leave of absence, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he serves.

Each member of the Board of Directors is expected to attend annual meetings of the Company’s stockholders, either in person or telephonically. At the Company’s 2004 annual meeting of stockholders, one director was in attendance.

The following are the current members and functions of the standing committees of the Board of Directors.

Audit Committee.   The Audit Committee currently consists of Don H. Coleman, K. Kenneth Kotler, and M. Ray Mathis, three non-employee directors, and met 4 times during the year ended December 31, 2004. Christopher T. DeWolfe served as a member of the Audit Committee from August 2004 and through his resignation from the Board of Directors in April, 2005. David Dale-Johnson was a member of the Audit Committee until August 2004, when he was appointed Chief Investment Officer. The Audit Committee makes recommendations concerning the engagement of the Company’s independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. The Board of Directors has determined that Mr. Coleman is an audit committee financial expert within the meaning of applicable SEC rules and regulations and each of the members of the Audit Committee are independent (as independence is defined in both Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended). The Board of Directors adopted a revised charter for the Audit Committee on March 30, 2004. The Audit Committee engaged UHY LLP as the Company’s independent registered public accounting firm on September 7, 2004.

Executive Committee.   Effective July 1, 2004, the Board of Directors established an Executive Committee to assist with the management transition during the term of Mr. Wiederhorn’s leave of absence. The Executive Committee meets regularly, typically weekly, with senior management to review the status of the Company’s business segments and to provide oversight. The Executive Committee consists of non-employee directors Don H. Coleman and K. Kenneth Kotler and employee director Donald J. Berchtold. The Executive Committee was dissolved in October 2005 upon the return of Mr. Wiederhorn from the leave of absence.

Compensation Committee.   The Compensation Committee currently consists of Don H. Coleman, M. Ray Mathis and K. Kenneth Kotler, three non-employee directors, and met 10 times during the year ended December 31, 2004. David Dale-Johnson was a member of the Compensation Committee until August 2004, when he was appointed Chief Investment Officer and replaced by Christopher T. DeWolfe, who served as a member of the Compensation Committee from August 2004 until his resignation from the Board of Directors in April, 2005. The Compensation Committee’s functions are to establish and administer the Company’s policies regarding compensation. The Compensation Committee also administers the Company’s Incentive Stock Option Plan (the “Stock Plan”). The members of the Compensation Committee are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards).

Nominating Committee.   On October 18, 2004, the Board of Directors established a Nominating Committee, which is authorized to nominate new candidates to the Company’s Board of Directors. The

Nominating Committee consists of Don H. Coleman, K. Kenneth Kotler and M. Ray Mathis, three non-employee directors. The Nominating Committee has adopted a charter on November 16, 2004, which is available in the Management Team section of the Company’s website at www.fccgi.com. The Nominating Committee met one time during the year ended December 31, 2004. The members of the Nominating Committee are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). Each member of the Nominating Committee recommended the current nominees for election to the Board of Directors.

The Nominating Committee receives recommendations for director nominees from a variety of sources, including from stockholders, management, Board members and third-party search firms. Stockholders may recommend any person to be a director of the Company by writing to the Company’s Secretary. Each submission must include (a) a brief description of the candidate, (b) the candidate’s name, age, business address and residence address, (c) the candidate’s principal occupation and the number of shares of the Company’s capital stock beneficially owned by the candidate, and (d) any other information that would be required under the rules of the Securities and Exchange Commission in a proxy statement listing the candidate as a nominee for director. Recommended candidates may be required to provide additional information.

The Nominating Committee reviews all recommended candidates at the same time, and subjects all candidates to the same review criteria. Board members should be qualified, dedicated and ethical individuals who have experience relevant to the Company’s operations and understand the complexities of the Company’s business environment. The Nominating Committee further develops recommendations regarding the appropriate skills and characteristics required of Board members in the context of the current composition of the Company’s Board, and these recommendations are submitted to the Board for review and approval. In conducting this assessment, the Nominating Committee considers knowledge, skills, experience in business, finance, administration and relevant technical disciplines, social experience, gender and racial diversity and other attributes that the Committee determines will contribute to the Company’s success and achievement of its business and social goals. In addition, at least a majority of the Company’s Board must be independent, all members of the Audit Committee must be independent and also satisfy heightened independence and qualification criteria and all of the members of the Compensation Committee and the Nominating Committee must be independent.

Communications With Stockholders.

Correspondence from the Company’s stockholders to the Board of Directors or any individual directors or officers should be sent to the Company’s Secretary. Correspondence addressed to either the Board of Directors as a body, or to all of the directors in their entirety, will be sent to the Chairman of the Nominating Committee. The Company’s Secretary will regularly provide to the Board of Directors a summary of all such stockholder correspondence that the Secretary receives on behalf of the Board. The Board of Directors has approved this process for stockholders to send communications to the Board of Directors.

Code of Ethics.

The Board of Directors has adopted a code of ethics designed, in part, to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in the Company’s other public communications, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the code to an appropriate person or persons, as identified in the code and accountability for adherence to the code. The code of ethics applies to all directors, executive officers and employees of the Company. The Company will provide a copy of the code to any person without charge, upon request to R. Scott Stevenson, the Company’s Chief Financial Officer, by calling (503) 721-6500 or writing to Mr. Stevenson’s attention at Fog Cutter Capital Group Inc., P.O. Box 2665, Portland, OR 97208-2665.

The Company intends to disclose any amendments to or waivers of its code of ethics as it applies to certain persons by filing them on Form 8-K.

Director Compensation

Before November 1, 2005, each non-employee director was paid an annual director’s fee of $24,000 and an additional annual fee of $24,000 for each committee on which they serve, up to a maximum total compensation of $72,000 annually. Before its dissolution in October 2005, non-employee members of the Executive Committee were entitled to an additional director’s fee of $50,000 per annum, up to a maximum total annual compensation of $122,000. Effective November 1, 2005, non-employee directors will be paid an annual directors fee of $24,000, an additional annual fee of $24,000 for membership on one or more committees of the board of directors and an additional annual fee of $24,000 for each subsidiary board on which they serve, up to a maximum total annual compensation of $120,000. In addition, on the last day of each calendar quarter, each non-employee director receives a non-statutory stock option for 1,500 shares of Common Stock at an exercise price equal to 110% of the fair market value of the Common Stock on that day. Such grants vest one-third on each of the first three anniversaries of the grant date and expire on the tenth anniversary of the grant date.

PROPOSAL NO. 2
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of UHY LLP as the Company’s independent registered public accounting firm, to examine the financial statements of the Company for the year ending December 31, 2005, and to perform other appropriate accounting services.

Ernst & Young LLP was previously the independent registered public accounting firm for the Company. Ernst & Young advised the Company on July 16, 2004 that it would resign as the Company’s independent registered public accounting firm upon completion of its review of the Company’s interim financial information for the second quarter of 2004 and the filing of the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2004. The Form 10-Q was filed on August 16, 2004.

On July 23, 2004, the Company announced the resignation of Ernst & Young LLP as the Company’s independent registered public accounting firm. Ernst & Young continues to provide non-audit services for the Company.

During the Company’s most recent two fiscal years and from January 1, 2004 through July 23, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make references to the subject matter of the disagreements in connection with its report. During the Company’s two fiscal years ended December 31, 2003 and during the subsequent interim period ended July 23, 2004, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference in connection with its opinion to the subject matter of the disagreement.

The audit report of Ernst & Young LLP on the financial statements of the Company for the two fiscal years ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Company appointed UHY LLP as its independent registered public accounting firm on September 7, 2004. The decision to hire UHY LLP was approved by the Audit Committee of the Board of Directors and ratified by the stockholders at the 2004 annual meeting of stockholders. During the Company’s two fiscal years ended December 31, 2003, and during the subsequent interim period preceding the appointment of UHY LLP, the Company had not consulted with UHY LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

The aggregate fees to the Company for the years ended December 31, 2004, and 2003 from the Company’s principal accounting firms, are as follows (dollars in thousands):

	December 31, 2004(1)	December 31, 2003
Audit fees	$390	$470
Audit related fees	$—	$—
Tax fees	$—	$300
All other fees	$—	$—

(1)          The aggregate fees for the year ended December 31, 2004 do not include amounts paid to Ernst & Young LLP because it was not the principal accounting firm for that year.

Audit Committee Pre-Approval Policies and Procedures.   The Audit Committee reviews the independence of the Company’s independent registered public accounting firm on an annual basis and has determined that UHY LLP is independent. In addition, the Audit Committee pre-approves all work and fees that are performed by the Company’s independent registered public accounting firm.

Representatives of UHY LLP will attend the Annual Meeting or will be available by telephone conference to respond to appropriate questions and will have the opportunity to make a statement, if desired. The affirmative vote of the holders of Common Stock representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the appointment of UHY LLP. The Board of Directors recommends a vote “FOR” of the ratification of its appointment of UHY LLP as the Company’s independent registered public accounting firm. If not otherwise specified, proxies will be voted “FOR” of this proposal.

ADDITIONAL INFORMATION

Executive Officers

Our executive officers and their ages as of September 30, 2005 are as follows:

Name	Age	Position
Donald J. Berchtold	60	Director and Chief Executive Officer
R. Scott Stevenson	48	Chief Financial Officer
Andrew A. Wiederhorn	39	Director and Chief Strategic Officer
David Dale-Johnson	58	Chief Investment Officer
Matt Green	38	Vice President

Biographical information with respect to our executive officers is presented below, except for the biography of Mr. Wiederhorn and Mr. Berchtold, who are also a directors of the Company. See “Proposal No. 1—Election of Directors.”

David Dale-Johnson has served as Chief Investment Officer since August 2004 and previously served as a director of the Company from October 2001 to August 2004 and Co-Chairman of the Board from June 2004 to August 2004. Mr. Dale-Johnson has held various teaching and administrative positions during the last 25 years at University of Southern California, including associate professor and director of the Marshall School of Business’s Real Estate Program, associate professor at the School of Policy Planning and Development and director of Executive Education for the Lusk Center for Real Estate. Mr. Dale-Johnson is also a director of LECG, Inc., a litigation-consulting firm for which he has served as an expert in real estate economics and finance since August 2001. Prior to August 2001, Mr. Dale-Johnson was a senior consultant for Economic Analysis LLC, a litigation-consulting firm. Mr. Dale-Johnson is also Chairman, a director and member of the executive committee of CCEO, Inc., a charitable company involved in housing rehabilitation and training at-risk youth.

R. Scott Stevenson has been Senior Vice President of the Company since October 1999 and was appointed Chief Financial Officer in June 2001. Mr. Stevenson was Senior Vice President of WFSG from September 1997 to October 1999. Mr. Stevenson was a director and President of Girard Savings Bank, FSB from 1991 to September 1997. Mr. Stevenson holds B.S. and Masters degrees in accounting from Brigham Young University. He is a certified public accountant licensed in California (inactive) and Oregon.

Matt Green, age 38, has been Vice President of the Company since October 1999. From 1996 to 1999, Mr. Green was a vice president of WFSG in Europe, where it had established offices in London and Paris. Since the inception of Fog Cutter Capital Group Inc., Mr. Green has focused on the acquisition and management of all of the group’s international assets. Prior to 1996 Mr. Green was the Vice President of International Sales and Leasing for Evergreen International Aviation. He holds a BA degree in International Business from the University of Washington

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid or accrued by the Company for services rendered during the years ended December 31, 2004, 2003 and 2002 to the Chief Executive Officer of the Company, the former Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company (the “Named Executive Officers”) whose total cash compensation for the year ended December 31, 2004 exceeded $100,000.

				Long-Term Compensation
		Actual Compensation		Restricted	Securities Underlying
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards($)(3)	Options/SARs (#)
Donald J. Berchtold	2004	$168,246	$50,000	$115,750	100,000
Chief Executive Officers(7)	2003	$159,770	$25,000	—	—
	2002	$126,551	$25,000	$15,155	—
Andrew A. Wiederhorn	2004	$827,662	$5,500,000	$544,025	—
Chief Strategic Officer	2003	$377,507	$2,000,000	—	—
Secretary and Treasurer(4)	2002	$350,140	$1,500,000	$340,987	—
Robert G. Rosen	2004	$128,083	$391,829	—	—
Former President(5)	2003	$262,397	$2,009,902	—	—
	2002	$281,091	$2,261,117	$151,550	—
R. Scott Stevenson	2004	$172,472	$275,000	$231,500	100,000
Senior Vice President and	2003	$165,967	$200,000	—	—
Chief Financial Officer	2002	$158,621	$150,000	$75,775	50,000
Lisa M. Colacurcio	2004	$153,969	$250,000	—	50,000
Former Vice President(6)	2003	$141,595	$200,000	—	—
	2002	$68,671	$25,000	$15,155	—
Matthew Green	2004	$203,891	$1,116,700	$46,300	50,000
Vice President	2003	$174,979	$141,525	—	—
	2002	$188,026	$160,000	$15,155	—
David Dale-Johnson(8)	2004	$80,208	$50,000	$231,500	100,000
Chief Investment Officer

(1)          Salary amounts include payments for unused vacation time and other sundry benefits. At December 31, 2004 salary was accrued but unpaid in the amount of $0.3 million for Mr. Wiederhorn (in accordance with his leave of absence agreement).

(2)          At December 31, 2004, bonuses were accrued but unpaid in the amount of $1.0 million for Mr. Green and $1.5 million for Mr. Wiederhorn (in accordance with his leave of absence agreement). At December 31, 2003, bonuses were accrued but unpaid in the amount of $0.5 million for Mr. Wiederhorn and $0.2 million for Mr. Rosen.

(3)          Determined by multiplying the number of shares of restricted stock awarded by the closing market price of the Common Stock on the date of award. The shares of restricted stock shown are allocations under the Trust. The Trust allocations vest on the fifth anniversary of the date of award on the condition that the employee has been continually employed by the Company since the date of award, provided, however, that the Trustees and the Company may agree in writing that the period of service need not be continuous for an officer or employee that leaves the Company for a period of not more than 36 months. The trustees and the Company have agreed that Andrew Wiederhorn need not provide continuous service and may leave the Company for a period of not more than 36 months without forfeiting his beneficial rights under the Trust. Trust allocations were awarded in the fiscal year ended December 31, 2004 in the following amounts of shares: Mr. Wiederhorn—117,500; Mr. Stevenson—50,000; Mr. Berchtold—25,000; and Mr. Green—10,000. There were no allocations of Trust assets during the year ended December 31, 2003. Trust allocations were awarded in the fiscal year ended December 31, 2002 in the following amounts of shares: Mr. Wiederhorn—112,500; Mr. Rosen—50,000; Mr. Stevenson—25,000; Ms. Colacurcio—5,000; Mr. Berchtold—5,000; and Mr. Green—5,000. The value of such Trust allocations held as of December 31, 2004, calculated by multiplying the number of shares allocated at December 31, 2004, by the closing market price of the Common Stock at December 31, 2004, was as follows: Mr. Wiederhorn—$713,000; Mr. Rosen—forfeited; Mr. Stevenson—$232,500; Mr. Berchtold—$93,000, Ms. Colacurcio—forfeited; and Mr. Green—$46,500.

(4)          Mr. Wiederhorn returned to active status with the Company as Chief Strategic Officer in October 2005. He was Chief Executive Officer from the Company’s formation to June 2004, and Co-Chief Executive Officer from June 2004 to August 2004. From August 2004 to October 2005, during his leave of absence, Mr. Wiederhorn served as Chief Strategic Officer of the Company. The Company anticipates that Mr. Wiederhorn will resume his role as Chairman of the Board and Chief Executive Officer on or about November 22, 2005.

(5)          Mr. Rosen resigned as President on March 26, 2004.

(6)          Ms. Colacurico began employment with the Company in June 2002 and resigned in December 2004.

(7)          Mr. Berchtold has served as Chief Executive Officer of the Company since August 2004, and Co-Chief Executive Officer from June 2004 to August 2004. The Company anticipates that Mr. Berchtold will resume his duties as Senior Vice President when Mr. Wiederhorn resumes his role as Chairman of the Board and Chief Executive Officer, which is expected to occur on or about November 22, 2005.

(8)          Mr. Dale-Johnson began employment with the Company on July 1, 2004.

Options to purchase 627,000 shares were granted in the year ended December 31, 2004 to Company employees and directors.

Option Grants in the Year Ended December 31, 2004

During 2004, the Compensation Committee awarded the following options to purchase stock to the following Named Executive Officers:

	Individual Grants				Potential Realizable
	Number of Securities Underlying	Percent of Total Options/SARs Granted to	Exercise or		Value at Assumed Annual Rates of Stock Price Appreciation for Options Term
Name (a)	Option/ SARs Granted (#) (b)	Employees in Fiscal Year (c)	Base Price ($/Sh) (d)	Expiration Date (e)	5% ($000) (f)	10% ($000) (g)
Donald J. Berchtold	100,000	25.0%	$4.27	7/22/14	$206	$580
R. Scott Stevenson	100,000	25.0%	$4.27	7/22/14	$206	$580
David Dale-Johnson	100,000	25.0%	$4.27	7/22/14	$206	$580
Matthew Green	50,000	12.5%	$4.27	7/22/14	$103	$290
Lisa Colacurcio	50,000	12.5%	$4.27	7/22/14	$103	$290

Aggregated Option Exercises in the Year Ended December 31, 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options Held at December 31, 2004 Exercisable/ Unexercisable			Value of Unexercised In-the-Money Options at December 31, 2004 Exercisable/ Unexercisable
Andrew A. Wiederhorn	0	0	630,000	/	—	$—	/	$—
Donald J. Berchtold	0	0	10,000	/	100,000	$—	/	$—
R. Scott Stevenson	0	0	43,333	/	116,667	$—	/	$—
Robert G. Rosen	30,973	$22,000	189,027	/	—	$—	/	$—
David Dale-Johnson	0	0	12,000	/	109,500	$455	/	$5,160
Matthew Green	0	0	10,000	/	50,000	$—	/	$—

Employment Agreements

The Company has employment agreements with Andrew A. Wiederhorn and R. Scott Stevenson (each an “Executive” and collectively, the “Executives”).

The Company entered into an employment agreement with Mr. Wiederhorn effective June 30, 2003. The employment agreement provides for an initial three-year term commencing July 1, 2003, which is automatically renewable for successive two-year terms unless either party gives written notice of termination to the other at least 90 days prior to the expiration of the then-current employment term. The employment agreement with Mr. Wiederhorn provides for a base salary of not less than $350,000 annually, plus an annual bonus as determined by the Compensation Committee of the Board of Directors.

Mr. Wiederhorn may terminate his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs) (capitalized terms are defined in the employment agreement of Mr. Wiederhorn). If Mr. Wiederhorn terminates his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs), or if Mr. Wiederhorn is terminated by the Company without Cause or the employment agreement is not renewed in accordance with the employment agreement, Mr. Wiederhorn will be entitled to receive (i) any unreimbursed business expenses, (ii) any base salary, bonus, vacation pay, or other deferred compensation accrued or earned but not yet paid at the date of termination, (iii) three years’ base salary in effect on the date of termination and (iv) three times the amount of his annual bonus for the prior fiscal year. Mr. Wiederhorn will also be entitled to (i) accelerated full vesting under all outstanding equity-based and long-term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long-term incentive plans based on actual coverage under such plans and payment being made at the time payments would normally be made under such plans; (ii) any other amounts or benefits due Mr. Wiederhorn under the then-applicable employee benefit plans of the Company (in accordance with such plan, policy or practice); (iii) three years of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, measured from the date of termination of employment and not credited to the extent that Mr. Wiederhorn is otherwise entitled to such credit during such three-year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company’s defined benefit plan covering Mr. Wiederhorn); (iv) three years of the maximum Company contribution (assuming Mr. Wiederhorn deferred the maximum amount and continued to earn his then-current salary) measured from the date of termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (v) continued medical coverage for Mr. Wiederhorn, his spouse and dependents for three years.

The Company entered into a new employment agreement with Mr. Stevenson effective June 30, 2003. The employment agreement provides for an initial one-year term commencing July 1, 2003, which is automatically renewable for successive one-year terms unless either party gives written notice of termination to the other at least 60 days prior to the expiration of the then-current employment term. The employment agreement with Mr. Stevenson provides for a base salary of not less than $150,000 annually, plus an annual bonus as determined by the Compensation Committee of the Board of Directors.

The employment agreements also provide that the Executives may participate in the Company’s Stock Plan.

The employment agreements provide that during the employment term and thereafter, the Company will indemnify the Executives to the fullest extent permitted by law in connection with any claim against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise.

If termination is the result of an Executive’s death, the Company will pay to the Executive’s spouse (or his estate), an amount equal to (i) any earned but not yet paid compensation (as described in the agreements), (ii) accelerated full vesting under all outstanding equity-based and long-term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long-term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans, (iii) any other amounts or benefits due under then-applicable employee benefit plans of the Company (in accordance with such plan, policy or practice), (iv) payment of six months of base salary to the Executive’s spouse or dependents and (vi) in the case of Mr. Wiederhorn, continued medical coverage for the Executive’s spouse and dependents for the maximum period allowed under COBRA.

If an Executive’s employment is terminated by reason of disability, the Executive will be entitled to receive payments and benefits to which his representatives would be entitled in the event of his termination by reason of death, provided that the payment of base salary will be reduced by any long-term disability payments under any policy maintained by the Company. If the Executive is terminated by the Company with Cause or the Executive terminates his employment without Good Reason outside of the Change in Control Protection Period, the Executive will be entitled to receive only his base salary through the date of termination and any unreimbursed business expenses.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Don Coleman, M. Ray Mathis and K. Kenneth Kotler. No member of the Compensation Committee is, or ever has been, an officer or employee of the Company. In the year ended December 31, 2004, no executive officer of the Company served as a member of the board of directors or the compensation committee of another entity, one of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

Stock Purchase Loans to Officers.   Prior to the passage of the Sarbanes-Oxley Act of 2002, the Company had negotiated employment agreements with senior executives, which allowed these executives to borrow a specified maximum amount from the Company to purchase Common Stock. These loans are full recourse, secured loans bearing interest at the prime rate. At December 31, 2004 the Company had outstanding stock purchase loans to Mr. Wiederhorn, including accrued interest, of approximately $1.0 million. The Company is not obligated to make additional advances on loans under the employment agreements, and all other loans to executive officers have been paid in full.

Loan to Executive Officer.   Prior to the passage of the Sarbanes-Oxley Act of 2002, the Company had loaned Mr. Wiederhorn $2.0 million. This loan is fully recourse to Mr. Wiederhorn and is secured by trust deeds on two residences located in Oregon. The loan is due on August 1, 2007 and bears interest at

8.5% per annum, payable monthly. The Board of Directors (with Mr. Wiederhorn abstaining) concluded that the terms of the loan were at least as favorable to the Company as would be available in an arm’s-length, third-party transaction and approved the loan on July 9, 2002.

Fog Cutter Long-Term Vesting Trust.   In the fourth quarter of 2000, the Company established a trust which purchased 525,000 shares of the Company’s Common Stock from an unrelated stockholder. The Company’s contribution to the Trust of approximately $1.3 million was included in compensation expense for the year ended December 31, 2000. The Trust was established for the benefit of the Company’s employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company’s stockholders. While these shares are held in trust, they will be voted ratably with ballots or proxies cast by all other stockholders. Using the retained earnings on trust assets, the Trust has subsequently purchased an additional 190,840 shares of Common Stock from various stockholders.

Andrew A. Wiederhorn, K. Kenneth Kotler and Don H. Coleman are the trustees of the Trust. Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company’s employees. An employee will not have any rights with respect to any shares allocated to him or her unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares; provided, however, that the trustees and the Company may agree in writing that the period of service need not be continuous for an officer or employee who leaves the Company for a period of not more than 36 months. The trustees and the Company have agreed that Andrew Wiederhorn need not provide continuous service and may leave the Company for a period of not more than 36 months without forfeiting his beneficial rights under the Trust. Upon the employee’s completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion. As of September 30, 2005, the trustees had allocated 572,000 shares to the Company’s employees and directors.

Call Option.   On March 14, 2005, we exercised an option (the “Call Option”) to acquire 423,245 shares of the Company’s Common Stock from Mr. Wiederhorn, the Company’s former Chief Executive Officer and current Chief Strategic Officer for an exercise price of $3.99 per share. The Call Option had been acquired from Mr. Wiederhorn on April 27, 2004. The original purchase price for the Call Option was $750,000, resulting in an “all-in” cost to the Company on exercise of approximately $5.76 per share. The aggregate price to the Company on exercise of $5.76 per share represented a premium of $0.90 per share to the Company’s net book value and $0.50 per share to the Company’s market price at the time the Call Option was purchased. The exercise price for the shares was less than the Company’s book value per share and approximated the recent trading range of the stock in the marketplace. At the time the Call Option was purchased, the Company and its directors also considered the following factors: (1) the potentially negative impact on the Company’s share price if the shares under the Call Option were disposed of publicly; (2) the Company’s favorable liquidity position; (3) the potential reduction in the risk that shares are transferred in a transaction that would have an adverse impact on its net operating loss position; and (4) the reduction in the future expenditure of cash dividends by the Company once the Company exercises the Call Option. The Board of Directors reviewed the transaction to confirm that the transaction was in the best interest of the Company and its other stockholders.

Business Use of Private Aircraft.   During 2004, the Company paid $342,000 to Peninsula Capital Partners LLC, an entity owned by Mr. Wiederhorn, for the Company’s business use of certain private aircraft. The Board of Directors is aware of the relationship and approved the fees for the use of the aircraft. The fee paid is a reimbursement of costs to Peninsula Capital for the Company’s use of the aircraft. As of September 30, 2005, no costs had been incurred during 2005 from Peninsula Capital for the use of private aircraft.

Stock Purchase.   On April 28, 2004, the Company purchased 330,500 shares of its Common Stock from Clarence B. Coleman, who at the time was a greater than 10% stockholder. The purchase price was $5.40 per share ($1.8 million) and the shares were added to treasury stock. At the time of the purchase, the price represented a premium of $0.54 per share to the Company’s net book value per share and $0.30 per share to the Company’s market price. The Company and its directors considered, among other things, the following factors: (1) the potentially negative impact on the Company’s share price if the shares were disposed of publicly; (2) the Company’s favorable liquidity position; (3) the potential reduction in the risk that shares are transferred in a transaction which would have an adverse impact on its net operating loss position; and (4) the reduction in the future expenditure of cash dividends by the Company. The Board of Directors reviewed and approved the transaction to confirm that the transaction was in the best interest of the Company and its other stockholders.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors administers the executive compensation programs of the Company. The Compensation Committee currently consists of Don H. Coleman, M. Ray Mathis and K. Kenneth Kotler, three non-employee directors. David Dale-Johnson was a member of the Compensation Committee until August 2004, when he was appointed Chief Investment Officer. Christopher T. DeWolfe was a member of the Compensation Committee from August 2004 until his resignation from the Board of Directors in April 2005.

The Company’s executive compensation program is designed to attract, retain, and motivate high-caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing “pay for performance” by having a portion of the executive’s compensation dependent upon business results and by providing equity interests in the Company. The principal elements of the Company’s executive compensation program are base salary, bonus, and stock options. In addition, the Company recognizes individual contributions as well as overall business results, using a discretionary bonus program.

Base Salary.   Base salaries for the Company’s executives are intended to reflect the scope of each executive’s responsibilities, the success of the Company, and contributions of each executive to that success. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or market data, industry trends or internal fairness within the Company.

Bonuses.   The Company paid annual bonuses in 2004. The Committee determined the amount of the annual discretionary and other bonuses paid by the Company. The bonus for Mr. Green was based upon a percentage of revenues generated through Mr. Green’s direct efforts. The bonuses for other executive officers were based upon their contribution and value to the Company.

Stock Option Plan.   At its initial public offering in April 1998, the Company adopted the Stock Plan. The purpose of the Stock Plan is to enable the Company to attract, retain and motivate key employees and directors by providing them with equity participation in the Company. Accordingly, the Stock Plan permits the Company to grant stock options, restricted stock and stock appreciation rights (collectively “Awards”) to employees, directors, consultants, and vendors of the Company and subsidiaries of the Company. The Board of Directors has delegated administration of the Stock Plan to the Compensation Committee.

Under the Stock Plan, the Compensation Committee may grant stock options with an exercise price not less than the fair market value of the shares covered by the option on the date the option is granted. The Compensation Committee may also grant Awards of restricted shares of Common Stock. Each restricted stock Award would specify the number of shares of Common Stock to be issued to the recipient, the date of issuance, any consideration for such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). The Compensation Committee may also grant Awards of stock appreciation rights. A stock appreciation right entitles the holder to receive from the Company, in cash or Common Stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of Common Stock over a specified price fixed by the Compensation Committee in the Award, multiplied by the number of shares as to which the right is being exercised. The specified price fixed by the Compensation Committee will not be less than the fair market value of shares of Common Stock at the date the stock appreciation right is granted. In 2004, the Company issued options to purchase 577,000 shares (net of forfeitures) to executive officers, directors and employees.

In the fourth quarter of 2000, the Company established the Fog Cutter Long-Term Vesting Trust (the “Trust”), which purchased 525,000 shares of the Company’s Common Stock from an unrelated stockholder. The Company’s contribution to the Trust of approximately $1.3 million was included in the Company’s compensation expenses in 2000. The Trust was established for the benefit of the Company’s employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company’s stockholders. Retained earnings from the Trust have subsequently been used to purchase an additional 190,840 shares of the Company’s Common Stock.

Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company’s employees. An employee will not have any rights with respect to any shares allocated to him or her unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares; provided, however, that the trustees and the Company may agree in writing that the period of service need not be continuous for an officer or employee who leaves the Company for a period of not more than 36 months. The trustees and the Company have agreed that Andrew Wiederhorn need not provide continuous service and may leave the Company for a period of not more than 36 months without forfeiting his beneficial rights under the Trust. Prior to the completion of the vesting period, the trustees will vote the shares ratably with ballots cast by all other stockholders. Upon the employee’s completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.

In September 2002, the trustees allocated 285,500 shares to the Company’s employees or directors. During July 2004, the trustees allocated an additional 367,500 shares to Company’s employees and directors. Of this amount, 81,000 shares previously allocated to former employees were forfeited. As a result, at September 30, 2005, a total of 572,000 shares have been allocated to employees and directors and approximately 29,000 shares remain available for allocation.

Policy of Deductibility of Compensation.   Section 162(m) of the Internal Revenue Code limits the Company’s tax deduction to $1 million for compensation paid to the executive officers named in the Summary Compensation Table of this proxy statement, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance-based. The Compensation Committee intends to continue to use performance-based compensation in the future, which should minimize the effect of this deduction limitation. However, the Compensation Committee strongly believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to stockholders, and that the loss of a tax deduction may be necessary in some circumstances. Base salary does not qualify as performance-based compensation under Internal Revenue Service regulations.

CEO Compensation and President Compensation.   Mr. Wiederhorn was appointed the Company’s Chief Executive Officer at its formation and Mr. Rosen was appointed as its President in December 2002. The base salaries for Mr. Wiederhorn and Mr. Rosen for 2004 were determined by the Compensation Committee and are set forth in their employment agreements, which are described in this proxy statement under the heading “Employment Agreements.” Mr. Rosen resigned as the Company’s President on March 26, 2004. On June 3, 2004, the Company announced that Mr. Wiederhorn would take a leave of absence from his corporate positions at the Company. To address the management transition, the Board of Directors appointed Donald J. Berchtold as Co-Chief Executive Officer in June 2004. Mr. Wiederhorn began his leave of absence on August 2, 2004. In August 2004, the Board of Directors, with Mr. Wiederhorn’s consent, changed Mr. Wiederhorn’s position from Co-Chief Executive Officer to Chief Strategic Officer, and changed Mr. Berchtold’s position from Co-Chief Executive Officer to sole Chief Executive Officer. In October 2005, Mr. Wiederhorn returned to active service with the Company as Chief Strategic Officer, and the Company expects that he will resume his role as Chief Executive Officer on or about November 22, 2005.

COMPENSATION COMMITTEE

Don H. Coleman

M. Ray Mathis

K. Kenneth Kotler

Audit Committee Reports

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2004. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee currently consists of Don H. Coleman, K. Kenneth Kotler and M. Ray Mathis, each of whom are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). The Audit Committee makes recommendations concerning the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. The Board of Directors adopted a revised charter for the Audit Committee on March 30, 2004.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including the effectiveness of the design and operation of the Company’s disclosure controls and procedures and the Company’s internal controls.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee is satisfied that the internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

The Audit Committee has also discussed with the Company’s independent registered public accounting firm, UHY LLP, matters relating to that firm’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles, as applied in its financial reporting as required by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications, that includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. In addition, the Audit Committee has discussed with UHY LLP their independence from management and the Company, as well as the matters in the written disclosures received from the independent registered public accounting firm and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that its audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE:
Don H. Coleman
K. Kenneth Kotler
M. Ray Mathis

Performance Graph

The following performance graph covers the period beginning December 31, 1999 through December 31, 2004. The graph compares the return on the Company’s Common Stock to the Standard & Poor’s 500 Stock Index (“S&P 500”) and a peer group of companies (“PGI”).

	1999 Base Measurement Period(1)(2)
	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
Company	$100.00	$110.67	$162.26	$278.12	$441.41	$302.01
PGI(3)	$100.00	$64.24	$129.62	$123.71	$204.66	$285.48
S&P 500	$100.00	$89.86	$78.14	$59.88	$75.68	$82.49

(1)          Assumes all distributions to stockholders are reinvested on the payment dates.

(2)          Assumes $100 invested on December 31, 1999 in the Company’s Common Stock, the S&P 500 and the PGI.

(3)          The companies included in the PGI are FirstCity Financial; Back Yard Burgers Inc.; Rubio’s Restaurants Inc.; Sonic Corp.; MCG Capital Corp.; and New Valley Corp.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Purchase Loans to Officer

Prior to the passage of the Sarbanes-Oxley Act of 2002, the Company had negotiated employment agreements with senior executives, which allowed these executives to borrow a specified maximum amount from the Company to purchase Common Stock. These loans are full recourse, secured loans bearing interest at the prime rate. At December 31, 2004 the Company had outstanding stock purchase loans to Mr. Wiederhorn, including accrued interest, of approximately $1.0 million. The Company is not obligated to make additional advances on loans under the employment agreements, and all other loans to executive officers have been paid in full.

Loan to Executive Officer

Prior to the passage of the Sarbanes-Oxley Act of 2002, the Company had loaned Mr. Wiederhorn $2.0 million. This loan is fully recourse to Mr. Wiederhorn and is secured by trust deeds on two residences located in Oregon. The loan is due on August 1, 2007 and bears interest at 8.5% per annum, payable monthly. The Board of Directors (with Mr. Wiederhorn abstaining) concluded that the terms of the loan were at least as favorable to the Company as would be available in an arm’s-length, third-party transaction and approved the loan on July 9, 2002.

Fog Cutter Long-Term Vesting Trust

In the fourth quarter of 2000, the Company established a trust which purchased 525,000 shares of the Company’s Common Stock from an unrelated stockholder. The Company’s contribution to the Trust of approximately $1.3 million was included in compensation expense for the year ended December 31, 2000. The Trust was established for the benefit of the Company’s employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between the Company and the stockholders. While these shares are held in trust, they will be voted ratably with ballots or proxies cast by all other stockholders. Using the retained earnings on trust assets, the Trust has subsequently purchased an additional 190,840 shares of Common Stock from various stockholders.

Andrew A. Wiederhorn, K. Kenneth Kotler and Don H. Coleman are the trustees of the Trust. Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company’s employees. An employee shall not have any rights with respect to any shares allocated to him or her unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares; provided, however, that the trustees and the Company may agree in writing that the period of service need not be continuous for an officer or employee who leaves the Company for a period of not more than 36 months. The trustees and the Company have agreed that Andrew Wiederhorn need not provide continuous service and may leave the Company for a period of not more than 36 months without forfeiting his beneficial rights under the Trust. Upon the employee’s completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion. As of September 30, 2005, the trustees had allocated 572,000 shares to the Company’s employees and directors.

Call Option

On March 14, 2005, the Company exercised the Call Option to acquire 423,245 shares of the Company’s Common Stock from Mr. Wiederhorn, the Company’s former Chief Executive Officer and current Chief Strategic Officer for an exercise price of $3.99 per share. The Call Option had been acquired from Mr. Wiederhorn on April 27, 2004. The original purchase price for the Call Option was $750,000, resulting in an “all-in” cost to the Company on exercise of approximately $5.76 per share. The aggregate price to the Company on exercise of $5.76 per share represented a small premium to the Company’s book value per share and market price per share at the time the Call Option was purchased. The exercise price for the shares was less than the Company’s book value per share and approximated the recent trading range of the stock in the marketplace. At the time the Call Option was purchased, the Company and its directors also considered the following factors: (1) the potentially negative impact on the Company’s share price if the shares under the Call Option were disposed of publicly; (2) the Company’s favorable liquidity position; (3) the potential reduction in the risk that shares are transferred in a transaction that would have an adverse impact on its net operating loss position; and (4) the reduction in the future expenditure of cash dividends by the Company once the Company exercises the Call Option. The Board of Directors reviewed the transaction to confirm that the transaction was in the best interest of the Company and its other stockholders.

Business Use of Private Aircraft

During 2004, the Company paid $342,000 to Peninsula Capital Partners LLC, an entity owned by Mr. Wiederhorn, for the Company’s business use of certain private aircraft. The Board of Directors is aware of the relationship and approved the fees for the use of the aircraft. The fee paid is a reimbursement of costs to Peninsula Capital for the Company’s use of the aircraft.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us for the year ended December 31, 2004, the Company’s directors, officers, or beneficial owners of more than 10% of the Company’s Common Stock timely furnished reports on Forms 3, 4 and 5, except that (i) Mr. Wiederhorn reported seven transactions late on three Forms 4 filed in 2004 and one Form 5 filed in 2005; (ii) Clarence B. Coleman reported twenty-three transactions late on one Form 4 and filed a late Form 3; (iii) Christopher DeWolfe reported three transactions late on three Forms 4; (iv) Matt Green reported two transactions late on one Form 4; (v) David Dale-Johnson reported one transaction late on one Form 4; (vi) K. Kenneth Kotler reported three transactions late on one Form 4 and (vii) M. Ray Mathis reported five transactions late on one Form 4 filed in 2004 and one Form 5 filed in 2004.

PROPOSALS OF STOCKHOLDERS

Rule 14a-8 under the Securities Exchange Act of 1934, as amended, requires that a stockholder intending to submit a proposal to be considered at a company’s annual meeting notify the company of such proposal not less than 120 calendar days before the date of the proxy statement that the company released to stockholders the previous year in connection with the annual meeting, or, if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, a reasonable time before the company begins to print and mail the proxy statement for the current year’s annual meeting.  The Company has not yet selected the date for its 2006 Annual Meeting of Stockholders but anticipates that it will be held on or about May 15, 2006, which is more than 30 days earlier than the date of the 2005 Annual Meeting of Stockholders.  The Company expects that the proxy statement for its 2006 Annual Meeting of Stockholders will be mailed on or about April 15, 2005.  As a result, stockholders wishing to present a proposal at the 2006 Annual Meeting of Stockholders and have such proposal considered for inclusion in the related proxy materials must submit the proposal in writing to the Company’s Secretary at the principal executive offices of the Company at 1410 SW Jefferson Street, Portland, Oregon 97201-2548, no later than the close of business on December 15, 2005, which date the Company believes is a reasonable time before the anticipated mailing date. Stockholders that intend to present a proposal that will not be included in the proxy materials must give the Company notice of the proposal at least 50 days but no more than 75 days before the date of the 2006 annual meeting. If notice or public disclosure of the date of the 2006 annual meeting is given or made to stockholders less than 65 days before the date of the 2006 annual meeting, the Company must receive notice of the proposal not later than the tenth day following the day on which such notice of the 2006 annual meeting was mailed or such public disclosure was made. Because there are other requirements in the proxy rules governing stockholder proposals, however, the Company’s timely receipt of any such proposal by a qualified stockholder will not guarantee either the proposal’s inclusion in the Company’s proxy materials for, or presentation of the proposal at the 2006 annual meeting.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. If any other matter should come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 2004, AS AMENDED, NOT INCLUDING EXHIBITS, CONTAINING INFORMATION ON OPERATIONS AND THE COMPANY’S AUDITED FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AND A COPY OF THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2005, ACCOMPANY THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THESE REPORTS ARE AVAILABLE UPON WRITTEN REQUEST WITHOUT CHARGE FOR REQUESTORS WHO INCLUDE IN THEIR WRITTEN REQUEST A GOOD-FAITH REPRESENTATION THAT, AS OF OCTOBER 21, 2005, SUCH REQUESTOR WAS A BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK. PLEASE WRITE TO:

FOG CUTTER CAPITAL GROUP INC.
1410 SW JEFFERSON STREET
PORTLAND, OR 97201-2548
ATTENTION: R. SCOTT STEVENSON

Copies may also be obtained without charge through the Securities and Exchange Commission’s web site at http://www.sec.gov.

By order of the Board of Directors

Donald J. Berchtold
Chief Executive Officer

Portland, Oregon

November 4, 2005

Exhibits

Exhibit A—Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004

Exhibit B—Quarterly Report on Form 10-Q for the period ended June 30, 2005

FOG CUTTER CAPITAL GROUP INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of Fog Cutter Capital Group Inc. for the Annual Meeting of Stockholders to be held on December 15, 2005. The undersigned appoints Donald J. Berchtold and R. Scott Stevenson, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Fog Cutter Capital Group Inc. Common Stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 15, 2005, and at any adjournment or postponement thereof as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the nominees for director and “FOR” proposal 2.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope	☒ Votes must be indicated (X) in Black or Blue ink.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.

1.                                       ELECTION OF DIRECTORS

FOR	☐	WITHHOLD	☐	EXCEPTIONS	☐
ALL		FOR ALL

Nominees: Donald J. Berchtold, Don H. Coleman, K. Kenneth Kotler, M. Ray Mathis and Andrew A. Wiederhorn.

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below.)

2.                                       PROPOSAL TO RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORS OF UHY LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.                                      In their discretion upon such other matters as may properly come before the meeting.

Stockholder sign here	Date

Co-Owner sign here	Date

Please sign exactly as your name appears on your stock certificate(s). When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.